Exhibit 99.1

       Cardima Enters Into $3 Million Loan Agreement


FREMONT, Calif.--August 31, 2005--Cardima, Inc. (OTC: CRDM - News), developer of the REVELATION(R) Tx, REVELATION(R) T-Flex and REVELATION(R) Helix microcatheter systems for the treatment of atrial fibrillation has entered into a $3 million loan agreement with Apix International Limited. This figure is an increase from the $2 million in financing that was previously reported on August 15.

In accordance with this agreement, which was dated on August 28, 2005 Cardima received a $500,000 bridge loan after signing the original Bridge Loan Agreement and IP Security Agreement on August 15, 2005. The company then received an additional $500,000 on Closing after signing of the Final Term Sheet together with the Loan Agreement, IP Security Agreement and other documents required for Closing on August 28, 2005. The remainder of the loan will be received as follows: $500,000 on or after September 12, 2005, $500,000 on or after October 12, 2005, $350,000 on or after November 18, 2005, $350,000 on or after December 18, 2005, $300,000 on or after January 18, 2006.

All of the funds to be provided by Apix will bear interest at a rate of 10 percent per annum, will be evidenced by a Loan Agreement and will be secured by a first lien on all of the Company's assets and intellectual property. The financing is anticipated to be convertible into shares of Cardima's common stock at a rate of $0.10 per share. Additionally, Cardima will provide the lender with Warrant to purchase capital stock in the amount of 30,000,000, with a strike price of $0.10. The financing facility has a term of 3 months ending on November 12, 2005. The Company is subject to certain reporting covenants such as the timely filing of financial reports with the Securities and Exchange Commission, monthly financial reporting deadlines and collateral reporting. Additional details about these events can be found in the form 8-K to be filed by Cardima Inc. with the Securities and Exchange Commision on August_31_, 2005

About Cardima

Cardima, Inc. has developed the REVELATION Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed and obtained approval for in the USA a Surgical Ablation System, which targets market application by cardiac surgeons to ablate cardiac tissue during heart surgery using radio frequency
(RF) energy.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the uncertainties associated with the prospects for FDA approval of our premarket approval application for the REVELATION Tx, including the ramifications of our recent meeting with the FDA, the prospect for any future clinical trials or regulatory activities, the Company's ability to obtain funding under the Agility loan facility, the risks associated with the Agility loan facility's restrictive covenants, security interest, fee provisions and other terms and conditions, the risk that the Company will not be able to raise additional capital in the immediate term as needed to continue operations and the risk that we will be unable to secure a strategic transaction involving the Surgical Ablation System. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, the Company's Quarterly Report on Form 10-Q for the first quarter ended March 31, 2005, and in the Company's subsequent SEC filings. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

Contact:

Cardima, Inc.

Gabe Vegh, 510-354-0300

www.cardima.com

or

Investor:

Investor Relations Group

Jordan Silverstein/John Nesbett, 212-825-3210